POWER OF ATTORNEY

I, the undersigned Director and/or Officer of ArvinMeritor, Inc., an Indiana corporation (the “Company”), hereby constitute VERNON G. BAKER, II, and BARBARA NOVAK, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, one or more Registration Statements on Form S-8 registering under the Securities Act of 1933, as amended, securities to be sold under the ArvinMeritor, Inc. 2010 Long-Term Incentive Plan, and any and all amendments (including post-effective amendments) and supplements to such Registration Statements.

Signature	Title	Date
/s/ Charles G. McClure, Jr. Charles G. McClure, Jr.	Chairman of the Board, Chief Executive Officer and President (principal executive officer) and Director	November 6, 2009

/s/ Joseph B. Anderson, Jr. Joseph B. Anderson, Jr.	Director	November 6, 2009

/s/Rhonda L. Brooks Rhonda L. Brooks	Director	November 6, 2009

/s/ David W. Devonshire David W. Devonshire	Director	November 6, 2009

/s/ Ivor J. Evans Ivor J. Evans	Director	November 6, 2009

/s/Victoria B. Jackson Victoria B. Jackson	Director	November 6, 2009

/s/ James E. Marley James E. Marley	Director	November 6, 2009

/s/ William R. Newlin William R. Newlin	Director	November 6, 2009

/s/ Steve G. Rothmeier Steven G. Rothmeier	Director	November 6, 2009

/s/ Jeffrey A. Craig Jeffrey A. Craig	Senior Vice President and Chief Financial Officer (principal financial officer)	November 6, 2009

/s/ Daniel Hopgood Daniel Hopgood	Controller (principal accounting officer)	November 6, 2009